Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – January 10, 2012

For Immediate Release	Contact:	Eric Artz
Chief Financial Officer
(215) 454-4790

Urban Outfitters, Inc. Announces Resignation of Glen Senk and

Appointment of Richard Hayne as Chief Executive Officer

PHILADELPHIA, January 10, 2012 (GLOBENEWSWIRE) - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, BHLDN, Terrain and Urban Outfitters brands, today announced that Glen T. Senk resigned as Chief Executive Officer on January 9, 2012. Mr. Senk will be succeeded by Richard A. Hayne, Chairman of the Board and President, effective immediately. Mr. Senk, 55, joined the Company in 1994 as President of Anthropologie, became a director in 2004 and Chief Executive Officer in 2007. Mr. Senk indicated that he plans to pursue another opportunity, but that he will remain with the Company for a period of time to assist management with the transition. He has also resigned from the Board of Directors.

“Glen joined the company nearly 18 years ago when the Anthropologie business was a single-store prototype. We are forever grateful for his passion, creativity and leadership in building the Anthropologie brand to what it is today. We are also thankful for his countless contributions having served as the URBN CEO since 2007,” said Mr. Hayne. “We wish Glen all the best in his future endeavors.”

The Board of Directors elected Mr. Hayne to serve as Chief Executive Officer of the Company. Mr. Hayne, 64, co-founded Urban Outfitters in 1970 and has been Chairman and President since the Company’s incorporation in 1976. A spokesperson for the Board stated that “the entire Board is pleased to name Dick as the Company’s Chief Executive Officer. He brings over 40 years of retail experience and strong leadership. Mr. Hayne has been instrumental in the Company’s historical success and we are extremely fortunate to have an executive of Dick’s tenure and caliber in place and prepared to lead the Company’s continued growth.”

Urban Outfitters, Inc. is an innovative specialty retail company that offers a variety of lifestyle merchandise to highly defined customer niches through 194 Urban Outfitters stores in the United States, Canada and Europe, catalogs and websites; 166 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 60 Free People stores, catalogs and websites, 1 Terrain garden center and website and 1 BHLDN store and website as of December 31, 2011.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, and continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn, any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, potential difficulty liquidating certain marketable security investments and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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